UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 9, 2009

UNIVERSAL AMERICAN CORP.

(Exact name of Registrant as Specified in Charter)

New York	0-11321	11-2580136
(State of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Six International Drive, Suite 190
Rye Brook, New York 10573
 (Address of Principal Executive Offices) (Zip Code)

(914) 934-5200
 (Registrant’s telephone number, including area code)

N/A
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 24013e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

First Amendment to Credit Agreement

On November 9, 2009, Universal American Corp. (the “Company”) entered into the First Amendment to Credit Agreement (the “First Amendment”) by and among the Company, certain Lenders party thereto and Bank of America, N.A., as administrative agent (the “Agent”).  The First Amendment amends the Credit Agreement, dated as of September 18, 2007 (as amended, the “Credit Agreement”), by and among the Company, the Lenders party thereto and Bank of America, N.A., as administrative agent, swing line lender and L/C issuer.

The First Amendment amends the Credit Agreement to, among other things: (i) increase the margin applicable to Eurodollar rate borrowings and letters of credit by 0.375% per annum, (ii) increase the margin applicable to base rate borrowings by up to 0.25% per annum, (iii) increase the margin applicable to the commitment fee for the unused portion of the revolving facility by 0.15% per annum, and (iv) increase the limit on the Company’s ability to repurchase, redeem, or make dividends, distributions or other restricted payments in respect of the Company’s capital stock, at a time when a “rating condition” (as defined in the Credit Agreement) exists, by $75 million, provided that the Company prepay the term loans under the Credit Agreement in an amount equal to 50% of any such restricted payments made in excess of $125 million, in the aggregate.  The Company paid an amendment fee of approximately $917,280 to the Lenders in connection with the First Amendment.

The above description of the First Amendment is qualified in its entirety by reference to the complete terms of the First Amendment, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

The Lenders or their affiliates have in the past engaged, and may in the future engage, in transactions with and perform services, including commercial banking, financial advisory and investment banking services, for the Company and its affiliates in the ordinary course of business for which they have received or will receive customary fees and expenses.

Item 8.01.   Other Events

On November 10, 2009, the Company’s Board of Directors approved the repurchase of up to an additional $50 million of the Company’s common shares, increasing the authorized repurchase program to $175 million since inception.  The Company is not obligated to repurchase any specific number of shares under the program or to make repurchases at any specific time or price.  Also on November 10, 2009, the Company repurchased 1,711,740 shares of its common stock at a price of $9.75 for an aggregate amount of $16,689,465 from Welsh, Carson, Anderson & Stowe IX, L.P., the previous indirect majority owner of MemberHealth Inc.  Welsh, Carson, Anderson & Stowe X, L.P. continues to own 6,999,200 shares of the Company’s common stock.  After taking into effect such repurchase, as of the close of trading on November 10, 2009, the Company has repurchased 12,938,017 shares, for an aggregate amount of $126,939,819 under such program.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	First Amendment to Credit Agreement, dated as of November 9, 2009, by and among Universal American Corp., the Lenders party thereto and Bank of America, N.A. as administrative agent for the Lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL AMERICAN CORP.

By:	/s/ Robert A. Waegelein
Robert A. Waegelein
Executive Vice President and Chief Financial Officer

Date:  November 11, 2009

EXHIBIT INDEX

Exhibit No.	Description
10.1	First Amendment to Credit Agreement, dated as of November 9, 2009, by and among Universal American Corp., the Lenders party thereto and Bank of America, N.A. as administrative agent for the Lenders.